Exhibit 10.7

Property Solutions Acquisition Corp. II

March 3, 2021

Benchmark RE Group LLC

654 Madison Avenue, Suite 1009

New York, New York 10065

Ladies and Gentlemen:

This letter will confirm our agreement that, commencing on the date (the “Commencement Date”) of the prospectus (the “Prospectus”) delivered by Property Solutions Acquisition Corp. II (the “Company”) in connection with the Company’s initial public offering (the “IPO”) of its securities and continuing until the earlier of (i) the consummation by the Company of an initial business combination and (ii) the Company’s liquidation (in each case as described in the Prospectus) (such earlier date hereinafter referred to as the “Termination Date”), Benchmark RE Group LLC (“Benchmark”) shall take steps directly or indirectly to make available to the Company certain office space and provide general and administrative services as may be required by the Company from time to time, situated at 654 Madison Avenue, Suite 1009, New York, New York 10065 (or any successor location). In exchange therefore, the Company shall pay Benchmark a sum of up to $10,000 per month commencing on the Commencement Date and continuing monthly thereafter until the Termination Date. Benchmark hereby agrees that it does not have any right, title, interest or claim of any kind (a “Claim”) in or to any monies that may be set aside in a trust account (the “Trust Account”) that may be established in connection with and upon the consummation of the IPO and hereby irrevocably waives any Claim it presently has or may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

The parties may not assign this letter agreement and any of their rights, interests, or obligations hereunder without the consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles that will apply the laws of another jurisdiction.

This letter agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this letter agreement.

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Very truly yours,

Property Solutions Acquisition Corp. II

		By:	/s/ Jordan Vogel
		Name:	Jordan Vogel
		Title:	Co-Chief Executive Officer

AGREED TO AND ACCEPTED BY:

Benchmark RE Group LLC

By:	/s/ Jordan Vogel
Name:	Jordan Vogel
Title:	Manager

[Signature Page to Administrative Services Agreement]